UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2005

The Boston Beer Company, Inc. (Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	001-14092 (Commission File Number)	04-3284048 (IRS Employer Identification No.)

75 Arlington Street, Boston, MA (Address of principal executive offices)	02116 (Zip Code)

Registrant's telephone number, including area code (617) 368-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Samuel Adams Brewery Company, Ltd., an indirect wholly-owned subsidiary of Registrant ("SABC"), has entered into a Production Agreement with Brown-Forman Distillery Company, a division of Brown-Forman Corporation ("Brown-Forman"), pursuant to which SABC will produce at its brewery located in Cincinnati, Ohio, a clear malt base using technology developed by Brown-Forman. Under the Production Agreement, SABC and Brown-Forman will share the investment costs of the equipment and fermenting and storage tanks required for this additional capacity. Capital expenditures required under the Production Agreement are expected to be between $2.5 million and $4 million, with Brown-Forman bearing its share over the life of the contract. The contract is not expected to have a material net effect on Registrant's revenue, operating costs or earnings.

Under the Production Agreement, Brown-Forman has the right to purchase up to a fixed percentage of the total capacity of the clear malt base that SABC can produce and SABC has the right to the balance of the production capacity for use in its own products, including Twisted Tea® flavored malt beverages, that are produced under the trade name Twisted Tea Brewery Company. Registrant currently believes that the clear malt base produced for use in Twisted Tea® products will allow those products to comply with the new regulations relating the production of flavored malt beverages promulgated by the U.S. Alcohol and Tobacco Trade and Tax Bureau which will become effective January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc. (Registrant)

Date: April 14, 2005	/s/ Martin F. Roper

Martin F. Roper Chief Executive Officer (Signature)*

*Print name and title of the signing officer under his signature.

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